EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this registration statement on Form S-8 of China Sky One Medical, Inc. of our report dated March 15, 2010 (except for the information in Note 2 which is dated as of June 18, 2010) relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in the Company’s Annual Report  on Form 10-K/A (Amendment No. 2) for the year ended December 31, 2009. We also consent to the reference to us under the heading “Experts” in such registration statement.

/s/	MSPC
MSPC
Certified Public Accountants and Advisors
A Professional Corporation

New York, New York
October 25, 2010